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ADVISORY  TAX  AUDIT

June 30, 2025

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read RCM Technologies, Inc.’s statements included under Item 4.01 of its Form 8-K dated June 30, 2025. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 30, 2025. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

WithumSmith+Brown, PC  331 Newman Springs Road, Suite 125, Red Bank, New Jersey 07701-6765   T (732) 842 3113   F (732) 741 7292  withum.com

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